EXHIBIT 2.2


                                LICENSE AGREEMENT

   This Agreement is made as of this ____ day of June, 2009, by and between Riedel Research Group, Inc. a New York corporation ("RRG"), and Van Kampen Funds Inc., a Delaware corporation ("Van Kampen").


                                   WITNESSETH:

   WHEREAS, RRG is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

   WHEREAS, RRG uses in commerce and has certain trade name, trademark and/or service mark rights to the designation "Riedel Research Group, Inc." (the "RRG Mark");

   WHEREAS, RRG owns rights to its use of a proprietary investment process to select securities portfolios (the "RRG Investment Process") and the RRG Mark (such rights, including without limitation, copyright, patent, trademark or proprietary rights and trade secrets, collectively referred to herein as the "Property");

   WHEREAS, Van Kampen sponsors, underwrites and distributes a wide array of unit investment trusts ("UITs");

   WHEREAS, Van Kampen desires to establish one or more UITs that will each initially invest all or a portion of its assets in securities selected by RRG in accordance with the securities selection criteria set forth in Exhibit A attached hereto, and the RRG Investment Process (such UITs are referred to herein as the "Trusts");

   WHEREAS, Van Kampen, on behalf of the Trusts, desires to license the Property for use in connection with the Trusts; and

   WHEREAS, Van Kampen, on behalf of the Trusts, desires the services of RRG to act as Supervisor, as defined by the trust indenture governing a particular Trust, in connection with the Trusts; and

   WHEREAS, RRG is willing to license the Property to Van Kampen, on behalf of itself and the Trusts, and is willing to provide the aforesaid services to Van Kampen, under the terms and conditions set forth herein;

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

   1. Grant of License. (a) Subject to the terms and conditions of this Agreement, RRG hereby grants to Van Kampen, on behalf of itself and the Trusts, a nontransferable, limited, non-exclusive license to use and refer within the United States to the Property solely in connection with the creation, administration, marketing, promotion and distribution of the Trusts, in such manner as may be reasonably deemed to be appropriate by Van Kampen and subject to the terms of Section 12 hereof. It is expressly agreed and understood that no rights to use the Property are granted hereunder other than those specifically described and expressly granted herein.

   (b) RRG covenants and agrees that no person or entity other than Van Kampen shall need to obtain any other license with respect to the Property in connection with the initial sale of the units of Trusts or subsequent resales of units of the Trusts in the secondary market.

   (c) RRG represents and warrants that it has made common law claims to or otherwise owns all proprietary rights, including, but not limited to, trade name, trademark and/or service mark and trade secrets, in and to the Property and has the right to license the same to Van Kampen and the Trusts pursuant to this Agreement.

   Except as otherwise specifically provided herein, Van Kampen acknowledges that RRG reserves all rights to the Property, and this Agreement shall not be construed to transfer to Van Kampen any ownership right to, or equity interest in, any of the Property. Such license shall terminate upon termination of this Agreement.

   2. Selection of Securities. During the period commencing on the date set forth above and ending on the Initial Term (as defined in Section 6 hereof), Van Kampen shall provide RRG with reasonable advance notice of the filing of each registration statement (inclusive of any post-effective amendments) pertaining to a Trust ("Registration Statement") and, subject to the foregoing, RRG will provide to Van Kampen within twenty (20) days of Van Kampen's written request a list of securities in accordance with the securities selection criteria set forth in Exhibit A in connection with each Trust (the "Selected Securities"). Such Selected Securities will be deposited in the related Trust's portfolio (the "Portfolio Securities"); provided, however, that Van Kampen reserves the right to modify the initial Portfolio Securities based upon all information available to it, including, among other factors, market capitalization and liquidity considerations, after consultation with RRG.

   RRG will provide Van Kampen with information reasonably requested by Van Kampen about the Portfolio Securities for use by Van Kampen in preparing updated prospectus disclosure and marketing materials for the Trusts.

   In addition, RRG hereby agrees to consult periodically with and advise Van Kampen regarding the securities or methodologies used to select the Portfolio Securities at a time and place mutually agreed upon by the parties. With the prior consent of RRG, which consent will not be unreasonably withheld, Van Kampen may permit others associated with the operation, management or marketing of the Trusts to participate in these consultations. Each party hereto shall be responsible for all of its own expenses incurred in connection with this Agreement; provided, that in the event that a representative of RRG incurs travel expenses (i.e., transportation, hotel, meals) in connection with the above-described activities, Van Kampen shall reimburse RRG for all such reasonable expenses. Notwithstanding the preceding, RRG is not, and shall not be, obligated to engage in any way or to any extent in any marketing or promotional activities in connection with the Trusts or in making any representation or statement to investors or prospective investors in connection with the marketing or promotion of the Trusts by Van Kampen.

   3. RRG's Services Unique. RRG and Van Kampen agree that the services to be performed by RRG as set forth herein are unique and may not be performed by anyone other than RRG.

   4. Supervision. RRG shall act as Supervisor, as defined by the trust agreement governing the particular Trust, in accordance with such trust agreement. The terms of the trust agreement applicable to the Supervisor are incorporated herein by reference. In the event that any provision in this Agreement conflicts in any way with the trust agreement governing a particular Trust, the provisions of the trust agreement in respect thereof shall control.

   5. Fees. (a) For the license granted pursuant to Section 1, Van Kampen, on behalf of each of the Trusts, agrees that each Trust shall pay RRG an annual fee equal to 17.5 basis points (0.175%) of the average daily Net Asset Value of such Trust (the "License Fee"). The trustee of each Trust shall accrue such fee daily and pay such fee to RRG in quarterly installments within fifteen (15) days following the end of each calendar quarter during the term of such Trust. "Net Asset Value" as used in this Agreement shall mean "current net asset value" as defined in Rule 2a-4 under the Investment Company Act of 1940 (the "Investment Company Act").

   (b) For the services to be performed pursuant to Section 4, Van Kampen, on behalf of each Trust, agrees that each Trust shall pay RRG in accordance with the terms of the trust agreement governing such Trust (the "Supervisor Fee").

   (c) If independently audited financial statements for the Trusts are prepared, upon request by RRG Van Kampen shall provide RRG with such audited financial statements promptly after receipt thereof by Van Kampen. RRG may use such audited financial statements to confirm the accuracy of any one or more calculations of the License Fee. RRG shall not bear the cost of any such audit.

   6. Term. The term of this Agreement shall commence as of the date set forth above (the "Effective Date") and shall remain in full force and effect until the fifth anniversary of the Effective Date, unless this Agreement is terminated earlier as provided herein (such term being referred to as the "Initial Term"). At the end of the Initial Term, this Agreement shall automatically renew for successive one-year periods (each, a "Renewal Term") unless a party terminates the Agreement by providing the other party a written notice to that effect ninety (90) days prior to the end of the then-current term. The Initial Term and the Renewal Term are referred to herein as the "Term".

   7. Exclusivity; Right of First Refusal. (a) RRG covenants and agrees that neither RRG, nor anyone acting on its behalf, shall be associated or involved with any UIT sponsor, distributor or seller in the creation, marketing or sale of any non-exchange traded UIT selected using parameters substantially similar to those described in Exhibit A within the United States other than the Trusts during the period from the Effective Date until eighteen (18) months thereof (the "Initial Exclusivity Period").

   (b) Provided that Van Kampen is in material compliance with all terms and conditions contained in this Agreement, RRG covenants and agrees that, during the Initial Exclusivity Period, neither RRG nor anyone acting on its behalf shall be associated or involved with anyone in connection with the creation, administration, management, marketing or sale of any UIT within the United States unless RRG shall have first promptly delivered a bona fide written offer to Van Kampen to act as sponsor, depositor, adviser, promoter, underwriter or distributor of such a UIT and Van Kampen shall have failed to provide a written acceptance of such offer to RRG within 30 days after receipt of such offer.

   (c) Nothing contained herein shall limit the right of RRG to participate in the sponsoring, creation, marketing or promotion of any exchange-traded funds, private placements, separately managed accounts, model portfolios for managed accounts, mutual funds, hedge funds or any product not subject to the registration requirements under the Investment Company Act, including, but not limited to, any investment company (as defined in Section 3(a)(1) of the Investment Company Act, disregarding the provisions of Sections 3(b) and 3(c) thereof).

   8. Assignment. Neither of the parties hereto may assign its respective rights and obligations under this Agreement without the prior written consent of the other party, except that an assignment to an affiliate shall be permitted solely upon written notice to the other party.

   9. Relationship of the Parties. The parties understand and agree that this Agreement shall not be deemed to create any partnership or joint venture between Van Kampen and RRG, and that the services performed hereunder by RRG shall be as an independent contractor and not as an employee or agent of Van Kampen or any Trust. Neither party shall have authority whatsoever to bind the other (or, in the case of RRG, any Trust) on any agreement or obligation and each of the parties agrees that it shall not hold itself out as an employee or agent of the other (or, in the case of RRG, of any Trust).

   10. Termination. (a) RRG may immediately terminate this Agreement upon a material breach of any representation, warranty or covenant of Van Kampen that is not remedied within ten (10) business days after written notice.

   (b) Van Kampen may immediately terminate this Agreement upon a material breach of any representation, warranty or covenant of RRG that is not remedied within ten (10) business days after written notice thereof.

   (c) RRG and Van Kampen may terminate this Agreement at any time upon mutual written agreement to that effect.

   Any termination under Section 10(a) or (b) shall not limit any other remedies for breach the non-breaching party may have at law or in equity. Notwithstanding any provision of this Agreement to the contrary, termination of this Agreement shall not constitute termination of any Trust.

   11. Confidentiality. (a) The parties agree that certain material and information which has or may come into the possession or knowledge of each party in connection with this Agreement or the performance hereof (e.g., proprietary business information (including, without limitation, the names and addresses or other personal information of customers, distributors, information providers and suppliers)), consists of confidential and proprietary data whose disclosure to or use by third parties would be damaging. In addition, a party may reasonably designate, by notice in writing delivered to the other party, other information as being confidential or a trade secret.

   (b) All such proprietary or confidential information of each party hereto shall be kept secret by the other party to the degree it keeps secret its own confidential or proprietary information. Such information belonging to any party shall not be disclosed by another party to its employees, officers, agents, service providers or affiliates, except on a need-to-know basis, but may be disclosed by such other party to state, Federal, or other governmental agencies, authorities or courts as required by law or regulation, or upon their order or request provided prompt notice of such order or request is given by such other party to the party to which such information belongs, if such notice is legally permitted.

   (c) No information that would otherwise be proprietary or confidential for purposes of this Agreement pursuant to subsections (a) or (b) above shall be subject to the restrictions on disclosure imposed by this Section in the event and to the extent that (i) such information is in, or becomes part of, the public domain otherwise than through the fault of a party to which such information does not belong, (ii) such information was known to such party prior to the execution of this Agreement, or (iii) such information was revealed to such party by a third person, and which the receiving party reasonably believes has been obtained by such third person not in violation of any existing confidentiality or non-disclosure agreement.

   (d) Each party acknowledges and agrees that a breach of this Section would cause a permanent and irreparable damage for which money damages would be an inadequate remedy. Therefore, each party shall be entitled to seek equitable relief (including injunction and specific performance) in the event of any breach of the provisions of this Section, in addition to all other remedies available to such party at law or in equity.

   (e) The covenants set forth in this Section shall survive the termination of this Agreement.

   12. Covenants. During the period of this Agreement and for as long as any of the Trusts remains outstanding, each of the parties agrees to:

   (a) comply with all codes, regulations and laws applicable to the performance of its obligations under this Agreement and obtain or have obtained all necessary permits, licenses and other authorizations necessary for such performance and maintain its business reputation and good standing;

   (b) take such other actions as the other party hereto may reasonably request to more effectively carry out its obligations under this Agreement; and

   (c) do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including, but not by way of limitation, obtaining all consents, approvals, and authorizations, required of such party in connection with the consummation of the transactions contemplated by this Agreement. No party shall take any action that would be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect.

   In addition, neither party may refer to the other party or any of the other party's affiliates, in any kind of communications, whether oral, written or electronic, or otherwise, and whether in a piece published by such party or in response to questions of the media or others, without the other party's prior consent, except that such consent shall not be required to the extent that the content of a communication is substantially similar to information included in
(i) a communication to which the party has previously given consent, (ii) any Registration Statement or (iii) other publicly available materials produced by the party that is being referred to or described. Notwithstanding anything to the contrary in this paragraph, a party may withdraw consent upon reasonable written notice to the other party. Upon withdrawal of consent, the notified party may continue to distribute any existing inventories of previously consented-to printed materials.

   13. Indemnification. (a) By Van Kampen. In the event any claim is brought by any third party against RRG or any of its affiliates that relates to, arises out of or is based upon the performance by Van Kampen of its obligations hereunder (including, but not limited to, the marketing, promotion and distribution of the Trusts), or the failure of Van Kampen, or any of Van Kampen's affiliates, as the case may be, to comply with any law, rule or regulation relating to the Trusts, or use of the Property by the Trusts, Van Kampen, or any of Van Kampen's affiliates, RRG or any of its affiliates shall promptly notify Van Kampen and Van Kampen shall defend such claim at Van Kampen's expense and under Van Kampen's control. Van Kampen shall indemnify and hold harmless RRG or any of its affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim whether or not such claim is successful. RRG or any of its affiliates shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, that Van Kampen shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, RRG or its affiliates shall not be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of RRG or such affiliates, or actions or inactions by RRG or such affiliates in connection with its role as Supervisor.

   (b) By RRG. In the event any claim is brought by any third party against Van Kampen, any of the Trusts, or any of Van Kampen's affiliates that relates to, arises out of or is based upon the performance by RRG of its obligations hereunder, or the failure of RRG to comply with any law, rule or regulation, Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall promptly notify RRG and, subject to Section 14 herein, RRG shall defend such claim at its expense and under its control. RRG shall indemnify and hold harmless Van Kampen, the Trusts, and Van Kampen's affiliates against any judgment, liability, loss, cost or damage (including litigation costs and reasonable attorneys' fees) arising from or related to such claim, whether or not such claim is successful. Van Kampen, the Trusts, or Van Kampen's affiliates, as the case may be, shall have the right, at their expense, to participate in the defense of such claim through counsel of their own choosing; provided, however, RRG shall not be required to pay any settlement amount that it has not approved in advance. Notwithstanding the above, none of Van Kampen, the Trusts, or any of Van Kampen's affiliates shall be entitled to indemnification hereunder to the extent that the judgment, liability, loss, cost or damage arising from a claim for which indemnification is sought hereunder results directly or indirectly from the gross negligence or willful misconduct of Van Kampen, the Trusts, or Van Kampen's affiliates.

   (c) The indemnifications set forth in this Section 13 shall survive the termination of this Agreement for any cause whatsoever.

   14. Limitation of Damages. (a) Neither Van Kampen nor RRG shall have any liability to the other or to any other party for lost profits or indirect, punitive, special or consequential damages (including lost profits) arising out of this Agreement, even if advised of the possibility of such damages.

   (b) Van Kampen shall include the statement contained in Exhibit B hereto in any filing with a governmental agency, and each prospectus and registration statement (and upon request shall furnish copies thereof to RRG), and Van Kampen expressly agrees to be bound by the terms of the statement contained in Exhibit B hereto (which terms are expressly incorporated herein by reference and made a part hereof). Any changes in the statement contained in Exhibit B hereto must be approved in advance in writing by an authorized officer of RRG.

   (c) Notwithstanding anything herein to the contrary, neither RRG nor Van Kampen shall bear responsibility or liability for any losses arising out of any delay in or interruptions of performance of their respective obligations under this Agreement due to any act of God, act of governmental authority, or act of public enemy, or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, other work stoppage, or slow-down), severe or adverse weather conditions, power failure, communications line or other technological failure, or other similar cause beyond the reasonable control of the party so affected.

   (d) This Section 14 shall survive any termination of this Agreement.

   15. Warranties. Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms, and that its execution and delivery of this Agreement and its performance hereunder will not violate any agreement applicable to it or violate any applicable law or regulation. Van Kampen further represents and warrants to RRG that the issuance, marketing, promotion, sale and resale of the Trusts by Van Kampen will not violate any agreement applicable to Van Kampen or violate any applicable laws, rules or regulations, including without limitation, securities, commodities and banking laws.

   16. Governing Law. This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the parties that the substantive laws of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles.

   17. Waiver of Breach. The failure of any party to require the performance of any term of this Agreement or the waiver of any party of any breach hereunder shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

   18. Scope of Agreement. This document constitutes the entire Agreement of the parties with respect to the subject matter hereof, supersedes all prior oral or written agreements, and can be amended only by a writing executed by all of the parties.

   19. Survival. Sections 5, 9, 10, 11, 13, 14 and 16 shall survive the expiration or termination of this Agreement.

   20. Notices. All notices from any party to the other pursuant to this Agreement shall be in writing or by facsimile transmission and shall be sent to the following addresses, or to such addresses as the parties hereto may be notified in writing from time to time:

   If to RRG:

        Riedel Research Group, Inc.
        380 Bretano Way
        Greenbrae, CA 94904
        Attn: David Riedel
        Fax: 212-253-4263

        If to Van Kampen:

        1 Parkview Plaza
        P.O. Box 5555
        Oakbrook Terrace, IL 60181-5555
        Attn:  Steve Massoni

        With copy to:

        Van Kampen Investments Inc.
        522 Fifth Avenue
        New York, NY 10036
        Attn:  Office of the General Counsel

   Notices shall be deemed given upon receipt via certified mail, overnight courier, or hand delivery.

   21. Severability. In the event that any provision of this Agreement or application hereof to any person or in any circumstances shall be determined to be invalid, unlawful, or unenforceable to any extent, the remainder of this Agreement, and the application of any provision to persons or circumstances other than those as to which it is determined to be unlawful, invalid or enforceable, shall not be affected thereby, and each remaining provision of this Agreement shall continue to be valid and may be enforced to the fullest extent permitted by law.

   22. Conflicts. In the event that any provision in this Agreement conflicts in any way with the trust agreement governing a particular Trust, the provisions of the trust agreement in respect thereof shall control.

   23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by a duly authorized representative thereof as of the date first above written.

       VAN KAMPEN FUNDS INC.
       By

       Name ____________________

       Title ____________________

       RIEDEL RESEARCH GROUP, INC.
       By

       Name ____________________

       Title ____________________

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                                    EXHIBIT A

   The Portfolio seeks to achieve its objective by investing in a list of stocks from Emerging Markets around the world including Latin America, Asia and emerging Europe. The Portfolio is selected by the Sponsor from a list provided by Riedel Research Group ("RRG") (the "Portfolio Consultant"). Analysts at RRG select the list of stocks with a view towards maximizing investment exposure to Emerging Markets around the world. Stocks are selected for the exposure they provide to growing consumer spending in Emerging Markets. Company-specific analysis focuses on profitability, growth, liquidity and financial strength. Consideration of political and economic factors contributes to stock selection and portfolio construction. A committee of advisors analyzes the selections and makes final decisions about the Portfolio. The Portfolio reflects the stocks that in the Portfolio Consultant's opinion are best positioned for outperformance relative to their peers and the market as a whole.

   The Portfolio is diversified across a variety of countries around the world. It is not focused on a particular sector but will find opportunities to invest in the growing strength of the consumer in these markets in any sector. The Portfolio seeks to exceed the total return (capital appreciation plus dividends paid) generated by the MSCI Emerging Markets index during the life of the Portfolio.

                                    EXHIBIT B

   Riedel Research Group, Inc. ("RRG") is not an affiliate of the Sponsor. RRG may use the list of Securities in its independent capacity as an investment adviser and distributes this information in whole or in part to various individuals and entities. RRG may recommend or effect transactions in the Securities. This may have an adverse effect on the prices of the Securities. This also may have an impact on the price the [Trust product(s)] pays for the Securities and the price received upon Unit redemptions or [Trust product(s)] termination. RRG may act as agent or principal in connection with the purchase and sale of equity securities, including the Securities, and may act as a market maker in the Securities. RRG also issues reports and makes recommendations on the Securities. RRG's research department may receive compensation based on commissions generated by research and/or sales of Units.

   Neither RRG nor the Sponsor manage the [Trust product(s)]. You should note that RRG applied the selection criteria to the Securities for inclusion in the [Trust product(s)] prior to the Initial Date of Deposit. After this time, the Securities may no longer meet the selection criteria. Should a Security no longer meet the selection criteria, we will generally not remove the Security from the [Trust product(s)]. In offering the Units to the public, neither the Sponsor nor any broker-dealers are recommending any of the individual Securities but rather the entire pool of Securities in the [Trust product(s)], taken as a whole, which are represented by the Units.